Exhibit 10(hh)

13 May 1998

Mr J C Plant
“The Homestead”
Peachfield Road
Malvern
Worcestershire
WR14 3LE

Dear John

I have pleasure in confirming the terms and conditions of your expatriate assignment to the US effective 1 July 1998 as President, LucasVarity Automotive. You will be based in Livonia and will report to me.

Many of the conditions contained in this letter are designed to assist you in establishing yourself in the US and take account of cost factors involved in transfer and resettlement.

1.	Expatriate Assignment

Subject to satisfactory performance, it is the Company’s intention that your expatriate assignment in the US shall be for a period of up to three years.

During your expatriate assignment you will remain an employee of the UK and will enjoy the same terms and conditions of employment as though you were in the UK except so far as these are modified by the assignment contract. The period in the US will be treated as a period of continuous employment with LucasVarity plc and Lucas Limited for both statutory and contractual purposes and will count towards any service related entitlements, including pension.

This expatriate assignment letter will be governed by (and construed in accordance with) the laws of the UK and the Company and employee agree to the exclusive jurisdiction of the UK courts.

During the expatriate assignment you will be under the day to day control of Varity Automotive, Inc. and subject to their rules and regulations. Additionally, you must abide by all the laws in the US.

2.	Salary

Effective from the date of appointment your total assignment salary will be $521,552 per annum, made up of a host country spendable portion of $375,824 and a home country portion of £89,404. A copy of the assignment build-up calculation is attached.

The total assignment salary may be paid direct to you in the US or, alternatively, you may choose to have a portion paid in the UK. From your assignment salary you are expected personally to meet all your US income tax liabilities, including those which arise from the payment of allowances and any benefits in kind.

Your home base salary is $425,000 per year. This salary will be used as the basis for calculation of EVA bonus, executive stock option grants, and UK Pension Scheme entitlement.

Both salaries will be subject to review in February 1999 and thereafter in line with Company policy.

3.	Incentive Bonus

Your EVA normative incentive bonus (ie assuming achievement of 100% of your EVA target) will be 60% of your home base salary. Your EVA bonus opportunity will be based 70% on LucasVarity Automotive performance and 30% on Group performance. As you know, the bonus programme has no upside limit in the event that you exceed your assigned EVA target.

4.	Foreign Service Incentive

In recognition of your undertaking this foreign service assignment you will receive an incentive payment of 10% of home base salary. This amount has been included in your assignment salary and will be paid as part of your monthly salary.

5.	Goods and Services Differential

A goods and services differential will be paid to compensate you for the higher cost of goods and services in Michigan compared to the UK. The differential is calculated by multiplying a goods and services (or cost of living) index by the amount that someone at your income level and family size would spend on goods and services in the UK. An index less than 100 indicates that goods and services in this location are less expensive than in the UK. An index higher than 100 indicates that costs are higher. At present the goods and services index for a UK national assigned to Michigan is 109.2 and this differential has been reflected in your assignment salary and will be paid as part of your monthly salary.

6.	Company Pension

For the period of your expatriate assignment to the US, you will continue as a member of the Lucas Pension Scheme for such time as the UK tax authorities will allow (currently this is at least 10 years).

7.	Social Security

Application will be made for you to remain in the UK Social Security Scheme under the terms of the Social Security agreement between the UK and the US. The specific terms of the agreement will be explained to you. Once agreed by the UK Social Security authorities, a certificate of continuing liability to the UK scheme will be issued, which will maintain your benefit entitlements on return. Your assignment salary has been calculated to cover the cost of UK Social Security contributions.

8.	Personal Accident Insurance

During your expatriate assignment you will be covered under your home country scheme in accordance with the rules.

9.	Executive Share Option Scheme

You will continue to be eligible for participation in the LucasVarity Executive Share Option Scheme.

10.	Payroll Arrangements

While in the US your payroll manager will be Ann Marie Odrobina, Manager, Payroll and Benefits, Buffalo, New York. The Company will make arrangements to make deductions to meet your UK commitment regarding pension, social security, etc. Ann Marie’s contact numbers are 716 888 8011 (telephone) and 716 888 8090 (fax).

Your UK payroll manager will be Cindy Taylor, Corporate Payroll, Birmingham Business Park. Cindy’s contact numbers are 0121 627 1322 (telephone) and 0121 627 1350 (fax).

11.	Medical Examination

Before taking up your expatriate assignment, you are required to undergo a medical examination. In addition, please ensure that you have had recent dental and vision check ups as appropriate and, wherever possible, undertaken any treatment prior to departure.

12.	Health Expenses

You will become a member of the Company’s US medical insurance scheme. Full details will be provided by David Birtwistle. Your assignment salary is intended to cover the cost of non-prescribed items, minor treatment and routine medical expenses.

13.	Disturbance Allowance

A one-off allowance of 1/12th of your home base salary will be given to assist with disturbance costs and resettlement expenses. LucasVarity will assume any tax liability arising from this payment.

14.	Electrical Allowance

A one-off allowance of $2,150 will be given to assist you with the purchase of electrical appliances that operate on US electricity supply. LucasVarity will assume any tax liability arising from this payment.

15.	Temporary Accommodation

Hotel and reasonable out of pocket expenses in the US will be paid by the Company for a period not exceeding thirteen weeks while permanent accommodation is being secured. Any extension to this period will be at my discretion. LucasVarity will assume any tax liability arising from these payments.

16.	UK Permanent Residence

Due to the fluctuation in housing prices, the uncertainty of mortgage interest rates and the non-liquid nature of real estate, LucasVarity encourages you to maintain your current permanent UK residence. The Company will provide assistance with your assignment location housing costs. All costs associated with your current permanent residence will remain your responsibility.

If you choose to sell your residence, expenses associated with the sale, excluding improvements or required maintenance, are reimbursable by the Company. Since we expect assignees to continue contributing to their housing expense, if you sell your home the Company paid housing allowance at your assignment location will be reduced by your current monthly housing costs, which include mortgage principal and interest, taxes and insurance.

17.	US Accommodation

For the duration of your assignment, LucasVarity will provide you with assistance in obtaining housing in or near Livonia. For house hunting purposes in the Livonia area, the maximum Company paid allowance, including utilities, will be US$6,000 per month. As noted previously, if you choose to sell your UK permanent residence, this US$6,000 per month allowance will be reduced. LucasVarity will assume any tax liability arising from this allowance.

18.	Removal Expenses

The Company will pay the expenses involved, including insurance, in transporting by sea freight an approved consignment of up to 260 cubic feet (for furnished accommodation) or 1000 cubic feet (for unfurnished accommodation) of personal property which you may wish to take with you.

You are expected to comply with the laws and customs regulations of the US. The selected removal company will provide information on this.

Schedules of effects for transfer abroad, listing each item and its value, should be submitted to Alyson Fell, Compensation & Benefits Analyst, Birmingham Business Park, to obtain the necessary transit insurance. Alyson’s contact numbers are 0121 627 1331 (telephone) and 0121 627 1350 (fax).

19.	Education Assistance

The Company will pay the excess costs necessary to obtain suitable education for your children in the US, over and above the cost of equivalent UK education, subject to a maximum level of assistance of 50% of the US costs. LucasVarity will assume any tax liability arising from these payments.

20.	Car

LucasVarity will provide you with a monthly car allowance of $850 per month during your assignment. The monthly car allowance is considered ordinary income for tax purposes and is not subject to tax equalisation. Taxes which become due on these payments will be your responsibility.

21.	Hours of Work

Your hours of work will be in line with local practice.

22.	Leave

Your annual leave entitlement will remain 25 days. You will also be entitled to customary public holidays.

23.	Travel

The Company will pay the air fares and approved travelling expenses for you and your family for the journey to the US. You will be entitled to travel in accordance with the Group Travel Policy.

For each year of expatriate assignment, you will be allowed one return trip to the UK for you and your family at business class. Alternatively, you may choose to have two return trips at economy class.

LucasVarity will assume any tax liability arising from these payments.

24.	Taxation Counselling

The Company will pay for taxation counselling from Arthur Andersen and Co. as detailed below. This service is in respect of income arising as a direct result of your LucasVarity employment and will not cover other sources of income you may have. It will cover:

–	a review of information on your personal tax position in the UK, and in the US, at the start of the period of assignment

–	the completion of tax returns required in the US

–	a review of the position at the end of the period in the US, and on arrival in the UK

Andrew Hodges at Arthur Andersen, Birmingham, UK will be your contact.

25.	Financial Counselling

You will be provided with an annual allowance of $5,000 in respect of financial counselling. This will enable you, if you wish, to utilise the services of a professional adviser in respect of your personal finances. This allowance will be paid monthly.

26.	Visa

This appointment is subject to obtaining the appropriate visa/work permit in line with US Immigration law. Supporting documentation and advice will be provided by Ruth McManus, Manager, Management Resourcing, Buffalo, New York. Ruth’s contact numbers are 716 888 8008 (telephone) and 716 888 8066 (fax).

27.	Change of Circumstances

Your expatriate contract will be reviewed during your initial expatriate assignment, at which time your personal circumstances and Company requirements will be considered to determine your future employment situation.

Should it be mutually agreed that your assignment will extend beyond three years, it may be necessary to revise certain of these conditions to reflect any changes in applicable legislation and Company policy provisions.

If it is mutually agreed that you will continue as an employee in the US for an indeterminate period, these assignment conditions may cease to apply and you may transfer to appropriate local conditions of employment. This will mean that you will be treated under local terms and conditions regarding salary, pension, social security and any other benefits.

Should it be necessary to terminate your expatriate assignment for business reasons, as opposed to individual performance issues, the repatriation policy will apply.

28.	Repatriation

Upon expiry of your expatriate assignment, the Company will repatriate you to the UK.

You will be granted casual leave as necessary for travel to, and resettlement in, the UK. The Company will pay the cost of transporting an approved consignment of personal property back to the UK. Your payroll transfer date will be determined by your agreed departure date from the US.

Please confirm your acceptance of the above by signing and returning one copy of this letter to me.

Yours sincerely,

/s/ J. A. Gilroy

J A Gilroy
Chief Operating Officer

cc: J.H. Chandler

I confirm my acceptance of the above expatriate terms and conditions.

Signed	/s/ J. C. Plant

J C Plant